EXHIBIT 99.1

Press Release

TEDA Travel Group Completes Acquisition of A Luxury Hotel Management Company

HONG KONG, November 11 /Xinhua-PRNewswire/ -- TEDA Travel Group, Inc. (OTC Bulletin Board: TTVL - News), announced today it has completed its acquisition of a 60% share in Landmark Hotel International Group Ltd (''Landmark'').

TEDA Travel Group CEO, Mr. Godfrey Hui said, “We are glad that we have closed the deal with Landmark, it will add 13 hotels to our portfolio which is a number higher than the 11 hotels announced earlier. Both companies are booming really quickly. '' Upon completion of the Landmark acquisition, the number of hotels managed by TEDA Travel Group will increase from 3 to 16.

The Agreement calls for TEDA Travel Group to acquire a 60% equity interest in Landmark where it holds all its current management contracts. Landmark also guarantees profitability of the venture for the years 2005-2007. Failing this, the consideration payable to the acquiree can fall to zero.

Landmark executives, under the leadership of Mr. Philip Chi Ming Cheung, have successfully managed more than 20 similar hotel projects since the year 2000, and have established a well-known, well-managed high-end brand in China. Landmark has concentrated its primary efforts on both pre-operating planning, and efficient management.

Chinese customers are very sophisticated and brand conscious, therefore developing a recognised brand is an important consideration for any hotel chain to reap the rewards of increasing business and leisure travels.

About TEDA Travel Group, Inc.

TEDA Travel is a property management company providing services to hotels and resorts throughout China. The company is responsible for the supervision and day-to-day operations of the properties it manages. In addition to its property management division, TEDA Travel also has its own portfolio of real estate investments. Leveraged on its existing core businesses and the brand name ''TEDA'', one of most recognized names in China, TEDA Travel intends to become a market leader in the fast growing Chinese travel and real estate services industry.

About Tianjin Economic and Technological Development Area (TEDA)

Tianjin Economic and Technological Development Area (TEDA) is one of earliest approved and best state-level development zones in China. TEDA has now has a developed area of 33 square kilometers (approximately 20 square miles). TEDA is located to the southeast of Tianjin City, about 45 kilometers (27 miles) away from downtown and 140 kilometers (84 miles) from Beijing. TEDA enjoys easy access to North China, Northeast China and Northwest China.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.